EXHIBIT 10.28

NATIVE AMERICAN ENERGY GROUP

SENIOR EXECUTIVE AGREEMENT

THIS AGREEMENT is made as of September 14, 2012, between NATIVE AMERICAN ENERGY GROUP, INC., a Delaware corporation (the “Company”), and DOYLE A. JOHNSON (“Executive”).

Recitals

A. The Company and Executive acknowledge that Executive has served the Company in prior years as a duly appointed officer or consultant without receiving any salary nearly since inception. Further, regarding EMPLOYMENT AGREEMENTS in general: None of the Company's officers, directors or key employees are currently party to employment agreements with the Company. The Company has no pension, health, annuity, insurance or profit sharing plans; however, the Company may adopt such plans in the future. There are presently no personal benefits available for directors, officers or employees of the Company.

B. The Company and Executive desire to enter into an agreement pursuant to which Executive will be employed as the Chief Geologist and Petroleum Engineer of the Company on the terms and conditions set forth in this Agreement.

C. Certain definitions are set forth in Section 4 of this Agreement.
Agreement

The parties hereto agree as follows:

1. Employment. The Company hereby engages Executive to serve as the Chief Geologist and Petroleum Engineer of the Company of the Company, and Executive agrees to serve the Company, during the Service Term (as defined in Section 1(g) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement, each Party expressly revoking any and all prior employment agreements (oral or otherwise), to which the Parties may be mutually subject.

(a) Services. During the Employment Period, Executive shall serve as the Chief Geologist and Petroleum Engineer of the Company and shall have the normal duties, responsibilities, functions and authorities customarily exercised by the Chief Geologist and Petroleum Engineer of a company of similar size and nature as the Company. During the Employment Period, Executive shall employ his oil and gas industry expertise to manage all aspects of the Company’s geological operations, identify drilling locations, coordinate with Land, Engineering and Regulatory to progress locations from permits to completed wells for the Company and its affiliates which are consistent with Executive's position as the Board of Directors of the Company (the "Board") may from time to time direct.

During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company's efforts to expand its businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. The Company may also utilize Executive in any other work or activity in furtherance of the business of the Company in which his talents may be applied in a manner commensurate with his position, training, knowledge, skills and abilities.

During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity unless otherwise agreed to between the Company and the Executive along with the prior written consent of the Board. Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive's employment. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family's personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

(b) Salary, Bonus, Incentive Compensation and Benefits.

(i) Salary. In consideration of the services to be rendered under this Agreement, during the Period of Employment, the Company shall pay Executive a salary, commencing on October 1, 2012, at the minimum rate of forty-eight thousand Dollars ($48,000) per year ("Base Salary"). Executive's Base Salary will be reviewed and increased by the Board (or a committee or designee thereof) on an annual basis from the 1st anniversary of the Commencement Date (or more frequently, should the Board decide to do so), in accordance with the established procedures of the Company, as in effect from time to time, for adjusting salaries for similarly situated employees (such initial annual base salary and the annual base salary as determined and adjusted from time to time by the Board are referred to herein as, the "Base Salary") and, in the sole discretion of the Board (or such committee or designee thereof), such annual Base Salary may be increased, but not decreased, effective as of any date determined by the Board. The Base Salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices, but in any event no less frequently than monthly. During the period beginning on the Commencement Date and ending September 13, 2017, the Base Salary shall be pro-rated on an annualized basis. For purposes of this Agreement, the Base Salary shall not include any other type of compensation or benefit paid or payable to the Executive. Notwithstanding anything in this Agreement to the contrary, any decrease in Executive's then Base Salary shall be deemed Good Reason.

(ii) Bonuses. During the Period of Employment, Executive shall be eligible to receive an annual incentive bonus (the "Bonus") on terms applicable to Company employees generally. The annual target amount of the Bonus shall be (to be determined). The amount of the Bonus paid shall be determined by Executive's supervisors or the Board in their sole discretion, based on performance objectives established for the Company employees generally for the relevant period. The Bonus will be paid at the same time as bonuses for other executive officers provided that Executive remains employed with the Company through the payment date. The annual target amount of Executive's Bonus will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased, but not decreased, in the sole discretion of Company.

(iii) Equity Awards. Executive will be eligible for grants of equity compensation awards under a stock plan maintained by the Company, the 2011 Equity Incentive Plan (the “Plan”), as in effect from time to time, and subject to such terms and conditions as the Company determines, including vesting criteria such as continued service or performance objectives.

The Company shall provide Executive with a combination of restricted stock or units ("restricted stock") and stock options. The specific terms of the restricted stock and the stock options granted under the Plan (including, without limitation, customary anti-dilution and other provisions) will be reflected in separate stock option and restricted stock agreements that will be negotiated by Executive and the Company in good faith prior to the Commencement Date. The terms and conditions of stock options and restricted stock shall otherwise be those set forth under the Plan and shall be consistent with the terms contained in restricted stock and the stock option agreements provided to other key executives of the Company.

Issuance of Incentive Stock Options: The Company will grant 2,000,000 stock options having an exercise price of $0.20 per share which is based on the price at the time of this agreement 9-14-12 ($0.195). Company shall provide, pursuant to the 2011 Equity Incentive Plan, with a 10-year term to be implemented by Company, stock options with vesting as set forth below.

9-14-13: 500,000 shares

9-14-14: 500,000 shares

9-14-15: 500,000 shares

9-14-16: 500,000 shares

Except for termination of this Agreement for cause pursuant to Section 1(d)(i)(D) any termination of this Agreement by Company shall cause the immediate vesting of any unvested restricted stock, options or warrants awarded hereunder or pursuant to any future award by Company to Executive.

Further stock and stock option allocations awards will be based on a combination of the performance of Executive and the Company.

(iv) Benefits. During the Service Term, Executive shall be entitled to participate in and shall receive all benefits under pension benefit plans provided by the Company (including without limitation participation in any Company incentive, savings and retirement plans, practices, policies and programs) to the extent applicable generally to other peer executives of the Company. In addition, during the Service Term, the Executive and/or the Executives family shall be entitled to participate and shall receive all benefits under welfare plans provided by the Company (including without limitation medical prescriptions, dental, disability, employee life, group life, accidental life and travel accident insurance plans and plans) to the extent and on the same basis applicable generally to other peer executives of the Company. Executive shall be reimbursed for customary travel and other expenses, subject to standard and reasonable documentation requirements. In addition, Executive will receive a stipend of $950 per month for lease of an automobile and other related expenses during the Service Term. Executive shall also be eligible to receive four weeks paid vacation per annum. Any unused vacation time during each fiscal year shall be rolled-over to the following fiscal year to the extent permitted by the Company’s policies for other senior executives of the Company.

(v) Relocation Benefits. The Company will pay or reimburse Executive for the expenses incurred by Executive in connection with (a) the relocation of Executive, Executives family and household to the area of the Company’s headquarter and (b) the establishment of Executives new residence in the area of the Company’s headquarters, which expenses shall include but not be limited to, travel expenses, mortgage fees and closing costs, subject to standard and reasonable documentation requirements. If the Internal Revenue Service or any state or local taxing authority takes the position that the relocation expenses paid or reimbursed subject to this Section 1(b)(iv) results in the receipt of taxable income to Executive, such expenses shall include an amount equal to the aggregate Federal, state and local income and employment taxes imposed on Executive as a direct result of such payment or reimbursement. The maximum amount the Company will pay or reimburse for relocation expenses pursuant to this Section 1(b)(iv) is $180,000, this limit excluding any additional amounts the Company will reimburse Executive for any taxes due on any portion of this relocation reimbursement because that reimbursement has been deemed taxable income to the Executive.

(vi) Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. The Company will promptly reimburse Executive for reasonable expenses incurred for tax return preparation, tax advice, financial planning and legal expenses incurred in connection with negotiating this Agreement and the other agreements referred to herein.

(c) Termination.

(i) Events of Termination. Executives employment with the Company shall cease upon:

(A) Executives death.

(B) Executives voluntary retirement.

(C) Executives permanent disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties for a period of six months in any twelve month period and such permanent incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the Board in good faith based on competent medical advice in the event that the Company does not maintain disability insurance on Executive.

(D) Termination by the Company by the delivery to Executive of a written notice from the Board or the CEO that Executive has been terminated (Notice of Termination) with or without Cause. Cause shall mean:

(1) Executives (aa) conviction of a felony; (bb) Executives commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Subsidiaries; (cc) Executives misappropriation of material funds or assets of the Company for personal use; or (dd) Executives engagement in unlawful harassment or other discrimination with respect to the employees of the Company or its Subsidiaries;

(2) Executives continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after Executive receives notice thereof from the Board;

(3) Executives gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company;

(4) Executives engaging in conduct constituting a breach of Sections 2 or 3 hereof that is not cured in full within 15 days, and is materially and demonstrably injurious to the Company, after notice of default thereof, from the Company, as determined by a court of law.

In order for the termination to be effective: Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause. Executive will then have the right, within ten days of receipt of such notice, to file a written request for review by the Company. In such case, Executive will be given the opportunity to be heard, personally or by counsel, by the Board and a majority of the Directors must thereafter confirm that such termination is for Cause. If the Directors do not provide such confirmation, the termination shall be treated as other than for Cause. Notwithstanding anything to the contrary contained in this paragraph, Executive shall have the right after termination has occurred to appeal any determination by the Board that such termination was for Cause in accordance with the provisions of Section 7(f) hereof.

The delivery by the Company of notice to Executive that it does not intend to renew this Agreement as provided in Section 1(h) shall constitute a termination by the Company without Cause unless such notice fulfills the requirements of Section 1(c)(i)(D)(1), (2), (3) or (4) above.

(E) Executives voluntary resignation by the delivery to the Company and the Board of at least 30 days written notice from Executive that Executive has resigned with or without Good Reason. Good Reason shall mean Executives resignation from employment with the Company within 30 days after the occurrence of any one of the following:

(1) the failure of the Company to pay an amount owing to Executive hereunder after Executive has provided the Company and the Board with written notice of such failure and such payment has not thereafter been made within 15 days of the delivery of such written notice;

(2) the relocation of Executive from the corporate headquarters metropolitan area (as of the date of this agreement) without his consent.

The delivery by Executive of notice to the Company that he does not intend to renew this Agreement as provided in Section 1(g) shall constitute a resignation by Executive without Good Reason unless such notice fulfills the requirements of Section 1(c)(i)(E)(1)or (2) above.

(ii) Date of Termination. Date of Termination means (i) if the employment is terminated for Cause, or by Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the employment is terminated other than for Cause or Disability, the Date of Termination shall be the date on which the Employer notifies the Employee of such termination and (iii) if the Employees employment is terminated by reason of death or disability, the date of Termination shall be the date of death or the disability effective date, as the case may be.

(iii) Rights on Termination.

(A) In the event that termination is by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above) or by Executive with Good Reason, the Company will continue, for a period of eighteen (18) months commencing on the effective date of the termination (the Severance Period), to pay Executive a monthly or bi-weekly portion of the Annual Base Salary on regular salary payment dates. During the Severance Period, the Company will also pay for Executives existing Company insurance coverage. The payments of Annual Base Salary and insurance premiums in accordance with this Section 1(c)(iii)(A) are collectively referred to as Severance Payments. This Section 1(c)(iii)(A) shall not apply unless the Company and Executive have executed a contingent mutual release in a form mutually acceptable to both the Company and Executive and is subject to paragraph (e) below. In addition, the Company will pay to Executive in a lump sum any accrued but unused vacation time.

(B) If the Company terminates Executives employment for Cause, or if Executive resigns without Good Reason (including by operation of the last paragraph of Section 1(c)(i)(E)), the Company’s obligations to pay any compensation or benefits under this Agreement (other than accrued but unused vacation time which shall be paid to Executive in a lump sum payment) and all vesting under all stock and stock options held by Executive will cease effective as of the date of termination. Executives right to receive any other health or other benefits, if any, will be determined under the provisions of applicable plans, programs or other coverages.

(C) If Executives employment terminates because of Executives death or permanent disability, then Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies (other than any key man life insurance policy) paid for by the Company. In addition, if such death or disability occurs while Executive is employed hereunder, for a period of six (6) months commencing on the date of such death or such disability is established, Executive or his estate shall be entitled to payment of his monthly or bi-weekly portion of the Annual Base Salary on regular salary payment dates.

Notwithstanding the foregoing, the Company’s obligation to Executive for severance pay or other rights under either subparagraphs (A) or (B) above (the Severance Pay) shall cease if Executive is found by a court of law to be in material violation of the provisions of Sections 2 or 3 hereof. Until such time as Executive has received all of his Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by the Company to Executive under this Agreement.

(d) Involuntary Termination after “Change of Control.”

In the event of a "Change of Control" as defined below, the Company shall have the right to terminate Executive's employment and this Agreement at will. Should the Company exercise this option to involuntarily terminate Executive during the pendency of this Agreement for any reason other than as specified in Section 1(c)(i)(D) within twelve (12) months following a defined Change of Control, Executive shall be entitled to an immediate cash payment equal in amount to twelve (12) months of compensation based upon a monthly proration of his Form W-2 earning from Company in the year preceding such termination and (ii) the fair value of eighteen months of Executive's then current fringe benefits provided by the Company.

In the event there is a Change of Control during the pendency of this Agreement, and Company gives Executive notice of intent to not thereafter renew the Agreement for a successive term, should Executive be involuntarily terminated from employment after expiration of the Agreement and within twelve (12) months following the Change of Control, Executive shall be entitled to an immediate cash payment in the amount set forth in the preceding paragraph. The contractual right to such payment is expressly agreed to be a covenant which shall survive expiration of this Agreement, and be enforceable hereunder.

For purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) a third person, including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board or any successor to Company.

(e) Mitigation. The Company’s obligation to continue to provide Executive with the Severance Payments pursuant to Section 1(c)(iii)(A) above and the benefits pursuant to the second sentence of Section 1(c)(iii)(C) above shall cease if Executive becomes employed as a senior executive by a third party.

(f) Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, Executive will execute a contingent mutual release of claims in a form reasonably satisfactory to both the Company and Executive.

(g) Term of Employment. Unless Executives employment under this Agreement is sooner terminated as a result of Executives termination in accordance with the provisions of Section 1(c) above, Executives employment under this Agreement shall commence on September 14, 2012 and shall terminate on September 13, 2017 (the Service Term); provided, however, that Executives employment under this Agreement, and the Service Term, shall be automatically renewed for additional two-year periods commencing on September 14, 2017 and, thereafter, on each successive anniversary of such date unless either the Company or Executive notify the other party in writing within ninety (90) days prior to any such September 14th anniversary that it or he desires not to renew Executives employment under this Agreement. All references herein to Service Term shall include any renewals thereof after September 13, 2017.

2. Confidential Information; Proprietary Information, etc.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Affiliates. Therefore, Executive agrees that he will not at any time (whether during or after Executives term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Boards consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executives acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after Executives term of employment), all Records which he may then possess or have under his control. Executive further agrees that any property situated on the Company’s or its Affiliates premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 2(a) shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section 2(a) and the other restrictions contained in this Agreement.

(b) Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records) (Work Product) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a work made for hire under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a work made for hire, Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Executives term of employment) to establish and confirm the Company’s or its Affiliates ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 2(b) to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or its Affiliates or Subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that: (a) relate to the business of the Company or its Affiliates or Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (b) result from any work that Executive performs for the Company or its Affiliates or Subsidiaries.

(c) Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (Third Party Information) subject to a duty on the Company’s and its Affiliates part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executives employment and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d) Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(e) Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. Executive will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information, and if Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

3. Nonsolicitation.

(a) Nonsolicitation. As long as Executive is an employee of the Company or any Affiliate thereof, and for eighteen (18) months thereafter, Executive shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Affiliate at any time during the nine (9) month period immediately preceding the date of such Executives termination; (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, supplier, licensee or business relation and the Company or any Affiliate; (iv) call on, solicit or service any Person who was a customer or client of the Company or any Affiliate or (v) call on, solicit or service any Person who was Prospective Client for any purpose which directly or indirectly competes with the business of the Company. For purposes hereof, a Prospective Client means any Person whom the Company or any of its Affiliates has entertained discussions with to become a client or customer at any time during the twelve (12) month period immediately preceding the date of such Executives termination.

(b) Acknowledgment. Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. It is specifically recognized by Executive that his services to the Company and its Subsidiaries are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this Section 3, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restriction of this Section 3. Executive further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company and its Subsidiaries conduct their business, do not deprive Executive of his livelihood. Executive further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

(c) Enforcement, etc. If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area. Because Executives services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 7(g), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

(d) Submission to Jurisdiction. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in New York in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4. Definitions.

Affiliate of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

Board means the Company’s board of directors or the board of directors or similar management body of any successor of the Company.

Proprietary Information means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information which Executive has obtained from a Person other than an employee of the Company, which was disclosed to him without a breach of a duty of confidentiality.

Records means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

Person means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Subsidiary means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

5. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:

If to Executive:

DOYLE A. JOHNSON
108-18 Queens Blvd.
Forest Hills, New York 11375
Tel No.: (718) 408-2323

If to the Company:

108-18 Queens Blvd.
Forest Hills, New York 11375
Attention: Chief Executive Officer
Tel No.: (718) 408-2323
Fax No.: (718) 408-1471

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Executives Representations and Warranties. Executive represents and warrants that he has full and authority to enter into this Agreement and fully to perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others, including, but not limited to, proprietary information rights or interfere with any agreements he has with any prior employee. Executive further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with or result in a breach of this Agreement or which would in any manner interfere with the performance of his duties for the Company.

7. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any Affiliate of the Company.

(e) Choice of Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in New York in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(f) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g) Amendment and Waiver. The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company, Executive and the Investor.

(h) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(i) Termination. This Agreement shall survive the termination of Executives employment with the Company and shall remain in full force and effect after such termination.

(j) No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise, nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(k) Insurance. The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(m) Offset. Whenever the Company or any of its Subsidiaries is obligated to pay any sum to Executive or any Affiliate or related person thereof pursuant to this Agreement, any bona fide debts that Executive or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment.

(n) Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes (Taxes) imposed with respect to Executives compensation or other payments from the Company or any of its Subsidiaries or Executives ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, royalties, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(o) Insurance and Indemnification. For the period from the date of this Agreement (as can be afforded) through at least the tenth anniversary of the Employees termination of employment from the Employer, the Employer shall maintain the Employee as an insured party on all directors and officers insurance maintained by the Employer for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Employee with at least the same corporate indemnification as it provides to the peer executives of the Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

NATIVE AMERICAN ENERGY GROUP, INC.

By:	/s/ Doyle A. Johnson
Doyle A. Johnson Chief Geologist and Petroleum Engineer

By:	/s/ Richard Ross
Richard Ross Corporate Secretary